Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Triad Hospitals, Inc. for the registration of $600,000,000 7% Senior Subordinated Notes due 2013 and to the incorporation by reference therein of our report dated February 7, 2003, with respect to the consolidated financial statements of Triad Hospitals, Inc. and subsidiaries included in its Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Dallas, Texas

February 2, 2004

/s/    Ernst & Young LLP